Exhibit 99.1
Opendoor Statement on FTC Settlement
SAN FRANCISCO, California - August 1, 2022 - Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), a leading digital platform for residential real estate, today said the U.S. Federal Trade Commission (FTC) approved a comprehensive settlement agreement.
The company made the following statement:
“Since our founding in 2014, Opendoor set out to drastically simplify the real estate transaction, redefine the housing market, and make buying and selling a home as easy as a tap of a button – bringing transparency, competition and convenience to the antiquated and offline home transaction for consumers. And data shows that our customers value and adopt Opendoor; in fact, we maintain an NPS well over 80 and have maintained a real seller conversion of over 35 percent. While we strongly disagree with the FTC’s allegations, our decision to settle with the Commission will allow us to resolve the matter and focus on helping consumers buy, sell and move with simplicity, certainty and speed.”
“Importantly, the allegations raised by the FTC are related to activity that occurred between 2017 and 2019 and target marketing messages the company modified years ago. We are pleased to put this matter behind us and look forward to continuing to provide consumers with a modern real estate experience.”
About Opendoor
Opendoor’s mission is to power life’s progress, one move at a time. Since 2014, Opendoor has provided people across the U.S. with a simple way to buy and sell a home. Opendoor currently operates in a growing number of markets nationwide. The company is headquartered in San Francisco.
For more information, please visit www.opendoor.com.
Contact Information
Investors:
Elise Wang
investors@opendoor.com
Media:
Sheila Tran / Charles Stewart
press@opendoor.com